SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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IPSCO Inc.

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May 3, 2007

Dear Fellow IPSCO Employees:

I am pleased to share with you a very significant and very positive development for IPSCO. Earlier today, we announced that IPSCO has agreed to be acquired by SSAB Svenskt Stal AB, a Swedish based publicly traded corporation with a leading European position in high strength plate and sheet, for $160 US per share in a cash transaction that values IPSCO at approximately $7.7 billion US. More details can be found in the attached press release. As you know, the global steel industry has been consolidating rapidly over the past few years, and our company’s market leadership, high quality operations and talented employees have made IPSCO a highly attractive candidate for acquisition.

We firmly believe that this combination is in the best interests of all of our stakeholders, including our employees.  This transaction offers our employees the opportunity to be part of a larger organization, with greater economies of scale and the resources needed for sustained success in a globally consolidating steel industry.  And, as SSAB has said, a significant reason for purchasing IPSCO is the quality of our employees, so there is every reason to be optimistic about joining the SSAB team.

SSAB’s acquisition of IPSCO is a superb strategic fit. We are already in the enviable position of being the leading North American producer of steel plate as well as being a leading producer of steel tubular products for the energy industry. SSAB, headquartered in Stockholm, Sweden, was formed in 1978 through the merger of three steelworks in Sweden. Since then SSAB has successfully pursued a market niche-orientation growth strategy focusing on high strength steels. SSAB is comprised of two major divisions - sheet and plate. The sheet division is the largest manufacturer of sheet in the Nordic region and one of the leading companies in Europe within the area of extra and ultra high strength sheet. The heavy plate division is one of the world’s leading producers of quenched steels. SSAB has nearly 9,000 employees and has subsidiaries or offices in some 40 countries with sales throughout the world. As part of this larger company, we will have a more diversified product offering that will give us enhanced strength and increased stability to prosper in a highly cyclical global industry. In addition, SSAB has stated that the acquisition of IPSCO will serve as a platform for future expansion and market presence in North America. SSAB does not currently have any plate production facilities in North or South America.

We have always had an exceptional employee base, one that was made even stronger by the addition of NS Group last year. Your skill, drive and commitment have enabled us to attain the leading market position that we enjoy today. As we integrate into the SSAB family, we will continue to build on this exceptional platform, and you will have the opportunity to be part of a larger, even more dynamic enterprise poised for accelerated growth and continued future success.

It is important to realize that this announcement is just the first step in a process. Before our companies can combine, certain conditions, such as shareholder and regulatory approvals, must be met. While we expect to receive the necessary approvals and to close the merger later this year, until that time we must continue to operate “business as usual” as independent companies. It is important that we don’t let ourselves get distracted during this period of uncertainty, but that we maintain our traditional focus on producing the highest quality products for our customers.

Your hard work in building IPSCO has given us this exciting opportunity, and we can all be proud of this important milestone. We are grateful for the contributions you have made, and will continue to make, to our company. We will do our best to keep you updated as this process unfolds. In the meantime, I want to thank you for your continuing hard work and commitment to IPSCO’s success.

Sincerely yours,

David Sutherland
President and Chief Executive Officer

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This communication is being made in respect of the proposed plan of arrangement involving SSAB and IPSCO. In connection with the proposed transaction, IPSCO will file with the United States Securities and Exchange Commission (“SEC”) a preliminary proxy statement on Schedule 14A regarding the proposed plan of arrangement. The information contained in this preliminary filing will not be complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be sent to the shareholders of IPSCO seeking their approval of the proposed transaction. In addition you may obtain this document free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by IPSCO free of charge by requesting them in writing from 650 Warrenville Road, Suite 500, Lisle, Illinois 6053, or by telephone at (630) 810-4800.

IPSCO and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding IPSCO’s directors and executive officers is available in IPSCO’s proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on March 21, 2007. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of IPSCO shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

IPSCO
TO BE ACQUIRED BY SSAB
FOR U.S. $160 PER SHARE
FOR A TOTAL EQUITY VALUE OF U.S. $7.7 BILLION

Lisle, Illinois, and Stockholm, Sweden, May 3, 2007; IPSCO Inc. (“IPSCO”, NYSE: IPS; TSX: IPS) and SSAB Svenskt Stal AB (“SSAB”, STO: SSAB.A, SSAB.B) today announced that they have entered into an agreement providing for IPSCO to be acquired by SSAB for U.S. $160 per share in cash for a total equity value of U.S. $7.7 billion. The transaction has been approved by the Boards of Directors of both companies. The closing of the transaction is not conditional on SSAB obtaining financing. The transaction will be completed by way of a plan of arrangement under applicable Canadian law. It will require the approval of 66 2/3% of the votes cast by shareholders of IPSCO at a special meeting to be called to consider the arrangement and Ontario court approval. The transaction will also be subject to certain other customary conditions.

SSAB has received commitments for bank financing of the acquisition. SSAB intends to pursue a SEK 10 billion rights offering during 2007.

The transaction is expected to be accretive for SSAB and to generate annual post tax synergies of SEK 600 million, with the major part to be realized in the next two years.

IPSCO President and Chief Executive Officer, David Sutherland stated, “This transaction delivers significant value to IPSCO’s shareholders.  It also joins IPSCO with a leading player in the global steel industry and reinforces our already solid position as a leading supplier of steel plate and energy tubulars in North America. SSAB is a highly regarded company with a first-rate work force that shares many similar values with IPSCO, including a commitment to quality products, workplace safety, and manufacturing excellence. As part of this new, larger company, we will have a more diversified product offering that will enhance our ability to better serve both existing and new customers.”

SSAB President and Chief Executive Officer, Olof Faxander, said, “The acquisition of IPSCO represents a further step in SSAB’s 2010 strategy towards global leadership in value added steel. Through this transaction, SSAB will accelerate its growth and acquire a platform for future expansion and market presence in North America. The transaction will result in an immediate and significant accretion to SSAB’s earnings and cash flow, bringing significant strategic and financial benefit to SSAB.”

“We are very excited about this opportunity to combine two of the most successful and profitable steel companies in the world. IPSCO’s state-of-the-art facilities and their world-class effectiveness in combination with SSAB’s leading technology, unique product and process capabilities and first-class service model will create value for our customers and our shareholders,” Olof Faxander continued.

IPSCO’s lead financial advisor was Goldman, Sachs & Co., and RBC Capital Markets was co-advisor. IPSCO was represented by Davis Polk & Wardwell and Osler Hoskin & Harcourt LLP.

Greenhill & Co., LLC is acting as lead financial advisor, and Handelsbanken Capital Markets is acting as co-financial advisor to SSAB. White & Case LLP is acting as U.S. counsel to SSAB, Bennett Jones LLP is acting as Canadian counsel to SSAB.

* * * * *

IPSCO is a leading producer of energy tubulars and steel plate in North American with an annual steel making capacity of 4.3 million tons. IPSCO operates four steel mills, eleven pipe mills, and scrap processing centers and product finishing facilities in 25 geographic locations across the United States and Canada. The Company's pipe mills produce a wide range of seamless and welded energy tubular products including oil & gas well casing, tubing, line pipe and large diameter transmission pipe. Additionally, IPSCO is a provider of premium connections for oil and gas drilling and production. IPSCO trades as “IPS” on both the New York and Toronto Stock Exchanges.

SSAB is a Swedish based publicly traded corporation with a leading European position in Quenched & Tempered heavy plate and EHS/UHS steel sheet. The Group comprises four divisions: Division Sheet and Division Heavy Plate are the steel operations with steel shipments of 3.1 million metric tonnes in 2006, Plannja is a processing company in building products, and Tibnor is the Group's trading arm supplying a broad product range of steel and metals. The Group has sales revenues of almost US$ 4.6 billion. SSAB has 8,800 employees and has operations or offices in over 40 countries and a worldwide sales presence.

Forward-looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and under Canadian securities law. The words “believe”, “expect”, “will”, “can” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements. Although IPSCO and SSAB believe the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the IPSCO or SSAB to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include: weather conditions affecting the oil patch; drilling rig availability; demand for oil and gas; supply, demand and price for scrap metal and other raw materials; supply, demand and price for electricity and natural gas; demand and prices for products produced; general economic conditions; a significant change in the timing of, or the imposition of any governmental conditions; the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction; changes in financial markets, the actions of courts, government agencies, and other third parties, SSAB’s ability to implement successfully its plans and other factors. These and other factors with respect to IPSCO are outlined in IPSCO’s regulatory filings with the Securities and Exchange Commission and Canadian securities regulators, including those in the IPSCO’s 2006 Form 10-K, and its MD&A, particularly as discussed under the heading “Risk Factors”. These forward-looking statements speak only as of the date of this press release. Neither IPSCO nor SSAB undertakes any obligation to publicly update or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.

Important

This press release is for information only and does not constitute an offer to issue or sell, or the solicitation of an offer to acquire or buy, shares and rights to subscribe for shares to any person in any jurisdiction.

THE MATERIAL SET FORTH HEREIN IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS AN OFFER TO SELL, OR AS A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES. THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES, EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE LAWS.

Additional Information and Where to Find It

This communication is being made in respect of the proposed plan of arrangement involving SSAB and IPSCO. In connection with the proposed transaction, IPSCO will file with the United States Securities and Exchange Commission (“SEC”) a preliminary proxy statement on Schedule 14A regarding the proposed plan of arrangement. The information contained in this preliminary filing will not be complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be sent to the shareholders of IPSCO seeking their approval of the proposed transaction. In addition you may obtain this document free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by IPSCO free of charge by requesting them in writing from 650 Warrenville Road, Suite 500, Lisle, Illinois 6053, or by telephone at (630) 810-4800.

Participants in the Solicitation

IPSCO and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding IPSCO’s directors and executive officers is available in IPSCO’s proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on March 8, 2007. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of IPSCO shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

IPSCO Director of Investor Relations:
Tom Filstrup
Tel. 630 810-4772

SSAB Head of Corporate Communications
Ulrika Ekström
+46 8-45 45 734
+46 703-98 54 52

SSAB Head of Investor Relations
Stefan Lundewall
+46 8-45 45 729
+46 70-508 28 57